Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-202524

August 4, 2015

Pricing Term Sheet

August 4, 2015

$850,000,000 2.000% Notes due 2018

$1,600,000,000 2.750% Notes due 2020

Final Term Sheet:
Issuer:	HSBC USA Inc.
Sole Bookrunner:	HSBC Securities (USA) Inc.
Structure:	3-year Senior Notes due 2018 (the “2018 Notes”) 5-year Senior Notes due 2020 (the “2020 Notes”)
Ratings:*	A2 /A (stable/ stable) (Moody’s/S&P)
Pricing Date:	August 4, 2015
Settlement Date:	August 7, 2015 (T+3)
Use of Proceeds:	General corporate purposes, which may include investments in and advances to our affiliates or subsidiaries, including HSBC Bank USA, National Association.
Maturity Date:	2018 Notes: August 7, 2018 2020 Notes: August 7, 2020
Form of Note:	Senior Notes
Form of Offering:	SEC Registered
CUSIP / ISIN:	2018 Notes: 40428H PU0 / US40428HPU04 2020 Notes: 40428H PV8 / US40428HPV86
Co-Managers:

Academy Securities, Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Commonwealth Bank of Australia

Danske Markets Inc

Deutsche Bank Securities Inc.

Emirates NBD Capital Limited
ING Financial Markets LLC
Lloyds Securities Inc.
Macquarie Capital (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith
               Incorporated
Mischler Financial Group, Inc.
Mizuho Securities USA Inc.
Morgan Stanley & Co. LLC
nabSecurities, LLC
Natixis Securities Americas LLC
Rabo Securities USA, Inc
RB International Markets (USA) LLC
RBC Capital Markets, LLC
RBS Securities Inc.
Santander Investment Securities Inc.
SG Americas Securities, LLC
Skandinaviska Enskilda Banken AB
SMBC Nikko Securities America, Inc.
Standard Chartered Bank
Wells Fargo Securities, LLC

Transaction Details:

Principal Amount:	2018 Notes: $850,000,000 2020 Notes: $1,600,000,000
Benchmark Treasury:	2018 Notes: UST 0.875% due July 15, 2018 2020 Notes: UST 1.625% due July 31, 2020
Treasury Yield:	2018 Notes: 1.059% 2020 Notes: 1.599%
Treasury Price:	2018 Notes: 99-15 2020 Notes: 100-04
Re-offer Spread:	2018 Notes: UST + 100 basis points 2020 Notes: UST + 117 basis points
Coupon:	2018 Notes: 2.000% 2020 Notes: 2.750%
Re-offer Yield:	2018 Notes: 2.059% 2020 Notes: 2.769%
Issue Price:	2018 Notes: 99.829% 2020 Notes: 99.912%
Gross Fees:	2018 Notes: 0.250% 2020 Notes: 0.325%
Net Price:	2018 Notes: 99.579% 2020 Notes: 99.587%
Net Proceeds to Issuer:	2018 Notes: $846,421,500 2020 Notes: $1,593,392,000
Interest Payment Dates:	Semi-annual on each February 7 and August 7, commencing February 7, 2016
Call Features:	NCL
Day Count Convention:	30/360
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Principal Paying Agent:	HSBC Bank USA, N.A.

$250,000,000 Floating Notes due 2018

Final Term Sheet:

Issuer:	HSBC USA Inc.
Sole Bookrunner:	HSBC Securities (USA) Inc.
Structure:	3-year Floating Rate Notes due 2018 (the “Floating Rate Notes” and, together with the 2018 Notes and the 2020 Notes, the “Senior Notes”)
Ratings:*	A2 /A (stable/ stable)
Pricing Date:	August 4, 2015
Settlement Date:	August 7, 2015 (T+3)
Use of Proceeds:	General corporate purposes, which may include investments in and advances to our affiliates or subsidiaries, including HSBC Bank USA, National Association.
Maturity Date:	August 7, 2018
Form of Note:	Floating Rate Notes
Form of Offering:	SEC Registered
CUSIP / ISIN:	40428H PW6 / US40428HPW69
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Co-Managers:

Academy Securities, Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Commonwealth Bank of Australia

Danske Markets Inc

Deutsche Bank Securities Inc.

Emirates NBD Capital Limited
ING Financial Markets LLC
Lloyds Securities Inc.
Macquarie Capital (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith
                Incorporated
Mischler Financial Group, Inc.
Mizuho Securities USA Inc.
Morgan Stanley & Co. LLC
nabSecurities, LLC
Natixis Securities Americas LLC
Rabo Securities USA, Inc
RB International Markets (USA) LLC
RBC Capital Markets, LLC
RBS Securities Inc
Santander Investment Securities Inc.
SG Americas Securities, LLC
Skandinaviska Enskilda Banken AB
SMBC Nikko Securities America, Inc.
Standard Chartered Bank
Wells Fargo Securities, LLC

Transaction Details:

Principal Amount:	$250,000,000
Coupon:	Three-month USD LIBOR plus 77 basis points
Issue Price:	100.000%
Gross Fees:	0.250%
Net Price:	99.750%
Net Proceeds to Issuer:	$249,375,000
Interest Payment Dates:	Quarterly on the 7th of each of February, May, August and November, commencing November 7, 2015
Call Features:	NCL
Day Count:	Actual/360
Day Count Convention:	Modified Following, Adjusted
Payment Days:	New York & London
Interest Determination Date:	Two London Business Days. The initial interest rate will be the three-month USD LIBOR plus 77 basis points as determined on August 5, 2015.
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Principal Paying Agent:	HSBC Bank USA, N.A.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the Senior Notes will be made against payment therefor on or about August 7, 2015, which will be the third business day following the date of pricing of the Senior Notes.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement, the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. toll-free at 1-866-811-8049.

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